Exhibit 10.1

W. R. Grace & Co.
7500 Grace Drive
Columbia, MD 21044

John F. Akers
Chairman, Compensation Committee
W. R. Grace & Co. Board of Directors

May 27, 2009

Mr. Alfred E. Festa

14713 Goddingham Court

Midlothian, VA 23113

Dear Fred:

The Board of Directors has approved this letter agreement which specifies the terms of your continued employment with W. R. Grace & Co. (the “Company”) as Chief Executive Officer and President of the Company (collectively, the “CEO”).  (In addition, this letter agreement was approved on April 22, 2009 by the U.S. Bankruptcy Court with jurisdiction over the Company’s Chapter 11 cases.)

This letter agreement shall be effective as of June 1, 2009.

Your principal obligations, duties and responsibilities will continue to be those generally inherent in the office and title of CEO.  Your office will continue to be located at the Company’s Headquarters in Columbia, Maryland.

Also, you will continue as Chairman of the Board of Directors of the Company (the “Board”), so long as holding both the Chairman and CEO positions is permitted by applicable law and the rules of each securities exchange whose regulations are applicable to the Company.

Fred, I am pleased that you have agreed to continue in the position of CEO and Chairman, and we are confident that you will continue to make valuable contributions to the success of the Company.

If you agree with the terms of this letter agreement, please sign where indicated below and return one fully executed copy to me.  An additional copy of this letter is also enclosed for your records.

Term of Agreement

The extended term of your employment as CEO under this letter agreement will be for a period of four years, beginning immediately upon the expiration of your current employment agreement, June 1, 2009, and ending on May 31, 2013 (such period is referred to in this agreement as your “Extended CEO Employment Term”).

If your employment as CEO of the Company (or in any other position) continues after the Extended CEO Employment Term, and no other contrary arrangements have been mutually agreed in writing between you and the Board, then the arrangements described in this agreement will be discontinued and you will be an employee of the Company “at will” subject to the same requirements as similarly situated employees of the Company at that time, except as provided under the following section entitled “Severance Pay Arrangement”.

Compensation

1.                           Your annual base salary as of June 1, 2009, will be $936,000.00.  Thereafter, your base salary will be subject to periodic reviews on the same basis and at the same intervals as are applicable to other senior officers of the Company.

Your salary will cease to accrue immediately upon your termination of employment with the Company, even if your termination occurs during your Extended CEO Employment Term and whether or not your termination is voluntary. (Note, however, the provisions under “Severance Pay Arrangement.”)

2.                           You will, of course, continue to be eligible to participate in the Company’s Annual Incentive Compensation Program.  Consistent with the prior years that you have been CEO, your targeted award under the Program for 2009 will be 100% of your base salary earned during the applicable calendar year.  For 2010 and thereafter, your targeted award will continue to be 100% (or greater, as determined by the Board) of your annual base salary earned during the applicable calendar year.  Any payments to you under the Program will be made at the same time and in the same manner as payments to other participants in the Program.  Under the Program, awards for a calendar year are generally paid during March of the following calendar year   Awards under this Program are subject to Board approval and are contingent upon individual performance and financial results of the Company.   In general, the amount of award paid to any participant may range from 0% to 200% of the participant’s targeted award for the year, depending on individual performance and the extent to which the Company achieves (or surpasses) certain financial goals.  Also, a Program participant is not entitled to payment of an award for a calendar year, if the participant is not an active employee of the Company on the date the award is actually paid.  These and the other provisions of the Program will apply to you in the same manner as applicable to other Program participants; except as specified in the next sentence.  Notwithstanding the prior provisions of this paragraph, if your employment is terminated by the Company without “Cause” (as defined below) or by you as a result of “Constructive Discharge” (as defined below) after the Company emerges from Chapter 11 but during your Extended CEO Employment Term, or as a result of your death or because you become entitled to disability income payments under the “Grace LTD Plan” and/or the “ESP Plan” (mentioned below) at any time during your Extended CEO Employment Term, then you (or your beneficiary, if applicable) will be entitled to a pro-rated award under the Program for the calendar year of your last day of employment with the Company.  In that event, your pro-rated award for that calendar year will be calculated as follows:  the amount you would have otherwise been awarded under the Program for that calendar year (but for your termination), calculated based solely on the applicable financial results of the Company for that calendar year, multiplied by the fraction whereby the numerator is the number of days that you were an active employee of the Company during that calendar year and the denominator is 365.  The actual payment under the Program for that calendar year shall be made to you at the same time and in the same manner as payments are made to other Program participants (who were not terminated prior to the payment date) for that calendar year.

3.                           You also will be eligible for a targeted award under the Company’s Long-Term Incentive Plan (the “LTIP”) for the 2009 — 2011 performance period in the amount of $3,200,000; or an equivalent value comprised of stock options or other equity and/or cash targets, as provided under the terms of that LTIP.  The terms of your award under that LTIP, and your awards under all other LTIPs, shall be the same as the terms governing the awards of the other participants under the applicable LTIP, including the requirement of active employment with the Company on the date an LTIP payment is made to the LTIP participants, in order to be entitled to such a payment; except as specified in the next sentence.  Notwithstanding the prior provisions of this paragraph, if your employment is terminated by the Company without “Cause” (as defined below) or by you as a result of “Constructive Discharge” (as defined below) after the Company emerges from Chapter 11 but during your Extended CEO Employment Term, or as a result of your death or because you become entitled to disability income payments under the “Grace LTD Plan” and/or the “ESP Plan” (mentioned below) at any time during your Extended CEO Employment Term, then you will be entitled to a pro-rated award under each LTIP in which you participated prior to your termination.  In that event, your pro-rated award under each such LTIP will be calculated as follows: the amount you would have otherwise been entitled to under the LTIP (but for your termination), multiplied by the fraction whereby the numerator is the number of days that you were an active employee of the Company during the performance period of the LTIP and the denominator is the total number of days of during such performance period.  Each payment under each such LTIP shall be made to you at the same time and in the same manner as payments are made to other LTIP participants who were not terminated prior to the payment date.

4.                           The Executive Severance Agreement you entered into with the Company upon your initial election as an officer will remain in effect during your term as CEO, subject to the actual terms of that agreement (including the Board’s right to amend or terminate that agreement in accordance with the procedures described therein).  In general, as you know, the terms of that agreement would provide for a severance payment of 3 times the sum of your annual base salary plus your targeted annual incentive compensation award, and certain other benefits, in the event your employment terminates under certain conditions following a change-in-control of the Company.

Severance Pay Arrangement

If your employment is terminated by the Company without “Cause” (as defined below) during or at the time your Extended CEO Employment Term expires, or by you as a result of “Constructive Discharge” (as defined below) during your Extended CEO Employment Term, then you will be entitled to the severance payment described in the next sentence.  The severance payment will be 2 times a dollar amount equal to 175% of your annual base salary at the time your employment is terminated.  The severance payment may be made to you in installments, at the same time and in the same manner as salary continuation payments, over a period of 24 months beginning as of the date you are terminated.  However, at your option, the entire severance payment may be paid to you in a single lump-sum as soon as practical after your termination (if approved by the Compensation Committee).  In all other respects, your severance pay arrangement shall be governed by the terms of the W. R. Grace & Co. Severance Pay Plan for Salaried Employees.

Regarding this severance pay arrangement, please note that the provisions of the letter agreement between the Company and you, dated December 18, 2008, concerning section 409A of the Internal Revenue Code (the “Code”), are now incorporated into this letter agreement.  Specifically, notwithstanding any other provision of this letter agreement to the contrary, if you become entitled to severance pay under this agreement, at a time that the Company determines that you are a “specified employee”, within the meaning of Code section 409A(a)(2)(B), you will not be paid any of that pay prior to a date that is 6 months after your “separation from service” (within the meaning of section 409A(2)(A)(i)) from the Company or your date of death if sooner; provided, however, if your employment is terminated involuntarily and you become entitled to such severance pay, then you may receive, prior to that date, an amount of severance pay under this letter  agreement (when added to the severance benefits you receive under any other plan or program of the Company, if any, which is deemed to be a “nonqualified deferred compensation plan” (as defined by section 409A(d)(1) of the Code)), that does not exceed an amount that is 2-times the compensation limit under Code section 401(a)(17) at the time of your termination (or 2-times your annual compensation at that time, if lesser). Fred, as CEO, you would be a “specified employee” if and when you become entitled to such severance pay under this letter agreement.  Fred, please note that the provisions under this paragraph do not grant you any new or additional rights or benefits, but instead these provisions are solely intended to help assure that the severance benefits specified in your initial CEO letter agreement and continued hereunder will be paid in a manner that does not violate the provisions of Code section 409A.

Finally, please note that all payments under this letter agreement are intended to be exempt from Code section 409A or, with respect to any such payment that is not so exempt, to be in compliance with that Code section; and the provisions of this letter agreement shall be interpreted and administered in that manner.

You will not, in any event, however, be entitled to the severance payment described above if, at the time your employment terminates, your employment terminates as the result of your death, or you are entitled to payments under your Executive Severance Agreement described above, or to disability income payments under the Grace “LTD Plan” and/or “ESP Plan” mentioned below.

Also, if you receive a severance payment under this letter agreement, you will not be entitled to any other severance pay from the Company.

Definition Of Cause

“Cause”, for purposes of this letter agreement, means:

(i)        Commission by you of a criminal act (i.e., any act which, if successfully prosecuted by the appropriate authorities would constitute a crime under State or Federal law) or of willful misconduct (including but not limited to violating written policies of the Company), either of which has had or will have a direct material adverse effect upon the business affairs, reputation, properties, operations or results of operations or financial condition of Company,

(ii)       Refusal or failure of you to comply with the mandates of the Board (unless any such mandates by the Board constitute Constructive Discharge, and you have determined to terminate your employment as a result thereof), or failure by you to substantially perform your duties as CEO, other than such failure resulting from your total or partial incapacity due to physical or mental illness, which refusal or failure has not been cured within 30 days after notice has been given to you, or

(iii)      Material breach of any of the terms of this agreement by you, which breach has not been cured within 30 days after notice has been given to you.

Definition of Constructive Discharge

“Constructive Discharge,” for purposes of this letter agreement, means the occurrence of any of the following without your prior written consent:

(i)        any demotion from the position as CEO of the Company (provided that this provision shall not apply if you agree that any other individual should be elected as President and/or Chief Executive Officer of the Company);

(ii)       the relocation of your principle office to a location more than 35 miles away from the current site of the Company’s Headquarters in Columbia, Maryland, without your prior consent;

(iii)      any material diminution in your level of authority from that of CEO or any assignment to you of any duties that are not consistent with the position of CEO; other than authority or duties that (a) may be appropriate to another position with the Company that you hold in addition to the position of CEO, (b) result from any requirement or request from the Board that is reasonably related to your position as CEO (or any other position you may hold with the Company at the time you retain your position as CEO), or (c) results from an inadvertent failure or oversight of the Board that is remedied within 30 days after your written notice thereof has been received by the Chairman of the Compensation Committee of the Company’s Board of Directors;

(iv)      the Company imposes upon you compensation arrangements that do not comply with this letter agreement; or

(v)                     any material breach of this letter agreement by the Company.

Notwithstanding the foregoing:

•                              any termination of employment by you will not be deemed to be a termination as a result of Constructive Discharge, unless (i) you provide to the Chairman of the Compensation Committee written notice of your decision to terminate your employment that sets forth in reasonable detail the specific conduct or occurrence that you deem constitutes Constructive Discharge and the specific provision of this letter agreement upon which you rely and (ii) the Company does not cure such conduct or occurrence within 30 days after such notice has been received by the Chairman of the Compensation Committee;

•                              your right to terminate your employment on the basis of Constructive Discharge shall be deemed waived by you if you do not provide such notice to the Chairman of the Compensation Committee within 60 days after you become aware of all material facts regarding the conduct or occurrence that you deem constitutes Constructive Discharge.

Other Benefit Programs

As a senior officer of the Company, you will also continue to be eligible to participate in the following benefit plans and programs (subject to the continuation and the actual provisions of the plans and programs, as amended from time to time):

•                              The W. R. Grace & Co. Retirement Plan for Salaried Employees (“Grace Salaried Retirement Plan”)

•                              The W. R. Grace & Co. Supplemental Executive Retirement Plan

•                              The W. R. Grace & Co. Salaried Employee Savings & Investment Plan

•                              The W. R. Grace & Co. Savings & Investment Plan Replacement Payment Program

•                              The W. R. Grace & Co. Long-Term Disability Income Plan (“LTD Plan”)

•                              Executive Salary Protection Plan (“ESP Plan”)

•                              The W. R. Grace & Co. Voluntary Group Accident Insurance Plan

•                              The W. R. Grace & Co. Business Travel Accident Insurance Plan

•                              The W. R. Grace & Co. Group Term Life Insurance Program

•                              Personal Excess Liability Insurance

•                              The W. R. Grace & Co. Group Medical Plan

•                              The W. R. Grace & Co. Dental Plan

•                              Retiree Medical Coverage

In addition, during your employment with the Company, you shall also be entitled to participate in all other employee/executive perquisites, pension and welfare benefit plans and programs made available to the Company’s senior level executives or to its employees generally, as such plans or programs may be in effect, and amended, from time to time.

Indemnification

The Company shall, to the extent permitted by applicable law, indemnify you and hold you harmless from and against any and all losses and liabilities you may incur as a result of your performance of your duties as a director, officer or employee of the Company.  In addition, the Company shall indemnify and hold you harmless against any and all losses and liabilities that you may incur, directly or indirectly, as a result of any third party claims brought against you (other than by any taxing authority) with respect to the Company’s performance of (or failure to perform) any commitment made to you under this agreement.

The provisions of this section shall survive the termination of this letter agreement.

Dispute Resolution

Any dispute, controversy or claim arising out of or relating to this letter agreement, or a breach thereof, shall be settled by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association as such rules are in effect on the date of the delivery of a demand for arbitration (the “National Resolution Rules”), which shall be effectuated by the demanding party providing notice to the other party in accordance with the provisions below under the heading “Notices”.  The parties expressly acknowledge that they are waiving their rights to seek remedies in court, including without limitation the right (if any) to a jury trial.

There shall be one arbitrator, to be selected under the National Resolution Rules.

The decision of the arbitrator shall be final and binding on the parties and their respective heirs, executors, administrators, personal representatives, successors and assigns.  Judgment upon any award of the arbitrator may be entered in any court of competent jurisdiction, or application may be made to any such court for the judicial acceptance of the award and for an order of enforcement.

Air Travel

In addition to the usual Company policies regarding air travel by senior officers on Company business, the Company will provide you with travel by chartered aircraft or with travel on an aircraft fractionally owned by the Company, at times requested by you, including for reasonable personal travel that will be included as taxable income to you.

Notices

Except as otherwise provided herein, you and the Company agree that any notices and other communications permitted or required under this letter agreement shall be in writing and shall be given by hand delivery to the other party or sent by registered or certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight courier service, addressed as follows:

If to you:

Alfred E. Festa

W. R. Grace & Co.

7500 Grace Drive

Columbia, MD 21044

If to the Company:

W. R. Grace & Co.

Attention:  General Counsel

7500 Grace Drive

Columbia, MD 21044

or to such other addresses as either party furnishes to the other in writing in accordance with this notice provision.  Notices and communications shall be effective when actually received by the addressee.

No Mitigation; No Set Off

In the event of any termination of employment hereunder, you shall be under no obligation to seek other employment and there shall be no offset against any amounts due to you under this letter agreement on account of any remuneration attributable to any subsequent employment you may obtain.  The amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Company may have against you.

Successors

Except as otherwise provided herein, this letter agreement is personal to you, and without the prior written consent of the Company shall not be assignable by you other than by will or the laws of descent and distribution.  This agreement shall inure to the benefit of and be enforceable by your legal representatives.  This agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  Except as provided herein, this agreement shall not be assignable by the Company without your prior written consent.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this agreement by operation of law or otherwise.

Survivorship

The respective rights and obligations of the parties hereunder shall survive any termination of your employment to the extent necessary to effect those rights and obligations.

Vacation

As an officer of the Company, you shall be entitled to four weeks paid vacation per full calendar year of employment with the Company.

Confidentiality and Non-Compete Agreements

Fred, of course, the Company’s standard employment agreement (the “Standard Agreement”), which includes agreements regarding the confidentiality of Company information and non-competition, and similar provisions, which you signed in order to commence employment with the Company shall remain in full force and effect; except you and the Company agree that, to the extent that the terms the Standard Agreement differ from the terms of this letter agreement, the terms of this letter agreement (and not the Standard Agreement) shall control your employment relationship with the Company, and that the provisions of item 5 of the Standard Agreement are not applicable to the terms of this letter agreement, in that the Standard Agreement does not supercede any terms of this letter agreement.  A copy of the Standard Agreement that you signed has previously been provided to you.

Miscellaneous

You and the Company acknowledge this letter agreement, and the other written agreements referred to herein, contain the entire understanding of the parties concerning the subject matter hereof.  You and the Company acknowledge that this agreement supersedes any prior agreement between you and the Company concerning the subject matter hereof.  Except as expressly otherwise provided herein, this agreement shall not adversely affect your right to participate in, or receive any benefit under, any incentive, severance or other benefit plan or program in which you may from time to time participate.

If any provision of this agreement is held invalid or unenforceable in whole or in part, such provision, to the extent it is invalid or unenforceable, shall be revised to the extent necessary to make the provision, or part hereof, valid and enforceable, consistent with the intentions of the parties hereto.  Any provision of this agreement that is held invalid or unenforceable, in whole or in part, shall not affect the validity and enforceability of the other provision of this agreement, which shall remain in full force and effect.

This letter agreement may be amended, superseded or canceled only by a written instrument specifically stating that it amends, supersedes or cancels this agreement, executed by you and the Company.

If you have any questions regarding any expectations of your new position, please call me.

If you have any questions regarding the compensation and Company benefit plans and programs, please feel free to call W. Brian McGowan, Senior Vice President, Administration, at (410) 531-4191.

Fred, we look forward to continuing to work with you in your capacity as CEO and Chairman.

Sincerely,

/s/ JOHN F. AKERS

John F. Akers
Chairman, Compensation Committee
W. R. Grace & Co. Board of Directors

AGREED AND ACCEPTED:

/s/ ALFRED E. FESTA
Alfred E. Festa

5/27/09
Date

cc: W. B. McGowan